Exhibit 5.1
ONE BATTERY PARK PLAZA
NEW YORK, NEW YORK 10004

WRITER’S DIRECT DIAL
TELEPHONE: (212) 574-1200
FACSIMILE: (212) 480-8421
WWW.SEWKIS.COM
1200 G STREET, N.W.
WASHINGTON, D.C. 20005
TELEPHONE: (202) 737-8833
FACSIMILE: (202) 737-5184

May 9, 2011
Diana Containerships Inc.
Pendelis 16
175 64 Palaio Faliro
Athens, Greece
011 30 210 947 0000

Re:	Diana Containerships Inc.
Ladies and Gentlemen:
          We have acted as counsel to Diana Containerships Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s registration statement on Form F-1 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 9, 2011 relating to the public offering (the “Offering”) of the common stock of the Company, par value $.01 per share (the “Common Stock”).
          We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
          We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the

Diana Containerships Inc.
May 9, 2011

Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
          Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:
          The Common Stock has been duly authorized, and when the Common Stock has been issued, sold and paid for as contemplated in the Prospectus, the Common Stock will be validly issued, fully paid and non-assessable, and the relative rights, interests and powers of the Common Stock are as set forth in the Articles of Incorporation and By-Laws of the Company, and all of such rights, interests and powers are valid under the laws of the Republic of the Marshall Islands.
          This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Tax Considerations—United States Federal Income Tax Considerations,” “Risk Factors” and “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.
Very truly yours,
/s/ Seward & Kissel LLP